U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Schechter            Elizabeth
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   (Last)               (First)                 (Middle)

   3479 West Hillsboro Blvd.
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                                    (Street)

   Deerfield Beach      Florida                 33442
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   June 18, 2001
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3. IRS Identification Number of Reporting Person, if an entity
(Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Internet Capital Ventures & Assoc., Inc.
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

| |   Director                             |X|   10% Owner
|X|   Officer (give title below)           | |   Other (specify below)

   Secretary.
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6. If Amendment, Date of Original (Month/Day/Year)

Not Applicable.
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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person

   |_| Form filed by More than One Reporting Person

                                  Page 1 of 2

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             Table I -Non-Derivative Securities Beneficially Owned
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1. Title of Security  2. Amount of     3. Ownership   4. Nature
                      Beneficial          Form:          Indirect (I)
                      Securities          Direct (D)     Beneficial
                      Beneficially        or             Ownership
                      Owned               Indirect (I)
(Instr.4)             (Instr. 5)          (Instr. 5)     (Instr.5)
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 Common Stock         1,500,000           I              See Note #1

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* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


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1.Title    2.Date       3.Title and  4.Conversion  5. Ownership 6.Nature
of           Excerisable  Amount of    or Exercise    Form of     of
Derivative   and          Securities   Price of       Derivative  Benefi-
Securities   Expiration   Underlying   Derivative     Security:   cial
             Date         Derivative   Security       Direct (D)  Owner-
                                                      Or Indirect ship
                                                      (I)

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None
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Explanation of Responses:

(1) Elizabeth Schechter may be deemed the beneficial owner of the shares held by her husband, Mr. Marc Schechter, the President, Treasurer and Director of the Company.

/s/ Elizabeth Schechter                                  June 28, 2001
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** Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
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